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                AMENDMENT NO. 1 TO TRANSFER AGENCY AGREEMENT

        This Amendment No. 1, dated as of the ____ day of __________, 1995, is entered into by THE GALAXY FUND, a Massachusetts business trust (the "Fund"), and THE SHAREHOLDER SERVICES GROUP, INC. d/b/a 440 FINANCIAL, a Massachusetts corporation (the "Transfer Agent").

        WHEREAS, the Fund and the Transfer Agent have entered into a Transfer Agency Agreement dated as of March 31, 1995 (the "Transfer Agency Agreement"), pursuant to which the Fund appointed the Transfer Agent to act as transfer agent, registrar and dividend disbursing agent for the Fund;

        WHEREAS, the Fund and the Transfer Agent wish to amend the Transfer Agency Agreement to set forth certain additional responsibilities of the Transfer Agent relating to the offering, issuance, sale and redemption of Retail B Shares in certain of the investment portfolios of the Fund;

        NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

        1.    Paragraph (j) (relating to the delivery of documents) is added to
Section 2 of the Transfer Agency Agreement to read as follows:

        "(j)    The Fund's Distribution and Services Plan relating to Retail B
Shares of certain of the Fund's investment portfolios, and the related form of Administrative Servicing Agreement;"

        2. Paragraph (b) of Section 5 of the Transfer Agency Agreement (relating to the issuance, redemption and exchange of shares) is amended and restated in its entirety to read as follows:

         "(b)    Redemption of Shares.  Upon receipt of a redemption order from the Fund's Distributor, a Service Organization or a Shareholder, the Transfer Agent shall redeem the number and series of Shares so indicated thereon from the redeeming Shareholder's account and receive from the Custodian and disburse: (i) the amount of any contingent deferred sales charges payable to the Fund's distributor with respect to Retail B Shares, and (ii) the balance of the redemption proceeds to the person entitled to such proceeds, in accordance with such procedures and controls as are mutually agreed to from time to time by the Fund, the Transfer Agent and the Custodian."

        3. Paragraph (a)(iii) of Section 9 of the Transfer Agency Agreement (relating to the maintenance of records) is amended and restated in its entirety to read as follows:



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        (a)(iii) historical information regarding the account of each
Shareholder, including: (i) information relating to dividends and distributions paid, (ii) the date and price for all transactions relating to a Shareholder's account, and (iii) information necessary to calculate, in accordance with the Fund's registration statement, the appropriate contingent deferred sales charge ("CDSC") payable with respect to Retail B Shares;"

        4. Paragraph (b) of Section 10 of the Transfer Agency Agreement (relating to the ongoing functions of the Transfer Agent) is amended and restated in its entirety to read as follows:

        "(b) calculate front-end sales charges payable in connection with the purchase of Retail A Shares and contingent deferred sales charges payable in connection with the redemption of Retail B Shares and provide for the payment of all such sales charges to the Fund's distributor (subject to the applicable limitations of the National Association of Securities Dealers, Inc. on asset-based sales charges);"

        5. Miscellaneous. Except to the extent supplemented hereby, the Transfer Agency Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date and year first above written.

[Seal]

                                         THE GALAXY FUND


Attest: ____________________        By: ________________________
        Secretary                       Vice President


[Seal]

                            THE SHAREHOLDER SERVICES
                              GROUP, INC. d/b/a 440
                              FINANCIAL


Attest:_____________________        By: _________________________


                                    Title: ______________________


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